Exhibit 10.1

                              RETIREMENT AGREEMENT
                                       AND
                                 GENERAL RELEASE


     This Retirement  Agreement and General Release (the "Agreement") is entered
into  between  Valpey-Fisher   Corporation  (including  its  subsidiaries,   the
"Company") and Michael J. Ferrantino, Sr. ("Employee") as follows:

     1. Retirement. At the close of business on October 31, 2009 (the "Retirement Date"), Employee has retired and Employee's employment with the Company has terminated. Effective on the Retirement Date, Employee will no longer receive any salary, benefits or other compensation from the Company except as set forth in this Agreement. Effective on the Retirement Date, Employee hereby resigns all offices and directorships at the Company and/or any other entity held as a result of Employee's employment with the Company. Subject to required withholding of state, local and federal taxes, the Company agrees to pay employee all salary earned through the Retirement Date and to compensate Employee for all accrued and unused vacation pay through the Retirement Date which Employee acknowledges and agrees equals 240 hours of accrued vacation time.

     2. Retirement Payment. Subject to the Employee's execution and non-revocation of this Agreement and in consideration of Employee's covenants contained in Sections 5, 6, 7 and 8, the Company will pay Employee $265,225 (the "Retirement Payment"), payable in a lump sum on November 9, 2009. The Retirement Payment is subject to required withholding of state, local and federal taxes. Employee acknowledges and agrees that the Retirement Payment represents a consideration to Employee over and above anything else of value which Employee already is entitled to receive from the Company.

     3. Options. A list of all outstanding options to purchase Common Stock of the Company granted to Employee pursuant to the Company's Stock Option Plans is attached hereto as Schedule 1. All of such outstanding options are Incentive Stock Options and are vested. In accordance with the Company's 1992, 1999 and 2001 Stock Option Plans pursuant to which the options were granted and the individual Stock Option Agreements with respect to the outstanding options, all such options shall be exercisable during the three months after the Retirement Date to the extent Employee was entitled to exercise such options on the Retirement Date.

     4. Prior Plans or Agreements.

        (a) The Company and Employee acknowledge and agree that any right to any payment as provided in the letter to Employee from the Company dated September 10, 2002, as amended, in connection with the sale of the Company on or before December 31, 2010, shall terminate after expiration of the Revocation Period provided in Section 7 and shall be of no force and effect.

        (b) Employee acknowledges that he is not entitled to any bonus award for 2009 pursuant to the terms of the 2009 Key Employee Bonus Plan.

        (c) The Company's matching contribution for Employee's 2009 salary earned up to the Retirement Date will be paid pursuant to the terms of the Company's 401(k) Plan.

     5. Confidential Information. Employee had access to, and possession of, confidential and proprietary information, data, records, documents and physical property belonging to the Company. On or before the Retirement Date, Employee agrees to return any and all Company records, documents and physical property. Employee further agrees not to disclose any confidential or proprietary information, data, records or documents to any person or entity.

     6. Non-disparagement.

        (a) Employee agrees that he will not make, whether in oral, print, electronic or other form, any statement that is disparaging, derogatory, or untruthful in any material respect as to the Company, its products and services, its past and present officers, directors, employees or any other affiliate of the Company or that could adversely affect in any material respect the conduct of the business of the Company.

        (b) The Company agrees that it will use its best efforts to cause its directors and executive officers not make, whether in oral, print, electronic or other form, any statement that is disparaging, derogatory, or untruthful in any material respect as to the Employee.

     7. General Release.

        (a) As a material inducement to the Company to enter into this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee, on behalf of himself, his heirs, administrators, representatives, executors, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its predecessors, parents, subsidiaries, affiliates, divisions, any related entity, successors and assigns, and all of their current and former agents, officers, directors, shareholders, partners, employees, members, trustees, fiduciaries, representatives, owners, attorneys and all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties") from any and all claims, suits, charges, complaints, liabilities, obligations, promises, agreements, damages, causes of action, demands, losses, debts, attorneys' fees and expenses of any nature whatsoever, known or unknown ("Claims") which Employee has, had or claims to have had against any Released Party up to and including the date Employee executes this Agreement. This General Release of Claims shall include, without limitation, Claims relating to Employee's employment and separation from employment with the Company, Claims of discrimination under the common law or any federal, state or local statute or regulation (including, without limitation, the Civil Rights Act of 1964, the Age

Discrimination in Employment Act, and the Americans with Disabilities Act, as amended), Claims for wrongful discharge, Claims for the payment of any salary, wages, bonuses, commissions, vacation pay, severance pay or benefits, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever, to the fullest extent permitted by law. This General Release of Claims does not apply to any claims concerning a breach of this Agreement, claims for any vested benefits under employee benefit plans of the Company, any rights to benefits under applicable workers' compensation statutes or government-provided unemployment benefits, claims that cannot be waived as a matter of law, or any claims arising after the date Employee executes this Agreement.

        (b) Employee acknowledges that the Company has advised Employee to consult with an attorney before executing this Agreement. In any event, Employee should thoroughly review and understand the effect of this Agreement before taking action upon it. Employee acknowledges that in signing this Agreement, all claims covered by this Agreement that the Employee has or may have up to the date of his execution of this Agreement are released to the fullest extent permitted by law.

        (c) Employee shall have twenty-one (21) days from the date he receives this Agreement to complete his review and sign it. Employee will also have seven
(7) days following his execution of this Agreement to revoke it (the "Revocation Period"). If Employee wishes to revoke his acceptance of this Agreement, he must submit his revocation in writing at the Company's headquarters within the Revocation Period. The terms of this Agreement shall not become effective or enforceable until after the expiration of the Revocation Period.

     8. Non-Compete, Non-Solicitation.

        (a) In consideration of the Retirement Payment to be paid to Employee pursuant to this Agreement, Employee agrees that, during the period commencing on the Retirement Date and ending on the first anniversary of the Retirement Date (the "Noncompete Period"), Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services as an employee or otherwise for any person or entity that (i) engages in any activity competitive with the business being conducted by the Company as of the Retirement Date, (ii) manufactures, distributes, markets or sells any products that are being manufactured, distributed, marketed or sold by the Company as of the Retirement Date, (iii) solicit orders from or seek to do business with any customer of the Company in any manner that is competitive with the business being conducted by the Company as of the Retirement Date, or (iv) engage in any other business in which the Employee knows or has a reasonable basis for believing the Company is planning to operate, as of the Retirement Date. Nothing herein shall prohibit Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

        (b) During the period commencing on the Retirement Date and ending on April 30, 2011, Employee shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company during the preceding eighteen (18) months, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company.

     9. Enforcement. If, at the time of enforcement of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Employee has access to confidential information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Employee of Section 8, the Noncompete Period pursuant to Section 8(a) and/or the nonsolicitation period pursuant to Section 8(b), as the case may be, shall be tolled until such breach or violation has been duly cured. In the event of a breach or violation by Employee of Sections 5, 6, 7 or 8 of this Agreement, Employee shall repay the Retirement Payment to the Company. Employee agrees that the restrictions contained in Section 8 are reasonable.

     10. Cooperation. Employee agrees to cooperate with the Company after the Retirement Date and to make himself reasonably available and to answer questions and furnish information requested by officers, directors or agents of the Company relating to the business or customers of the Company.

     11. Miscellaneous.

        (a) Entire Agreement. This Agreement constitutes the full understanding and entire agreement between Employee and the Company and supersedes any other agreements of any kind, whether oral or written, formal or informal; provided however, that Employee shall remain bound by any continuing obligations to preserve the Company's trade secrets, intellectual property, and confidential information. Employee represents and acknowledges that in signing this Agreement, Employee has not relied upon any representation or statement not set forth in this Agreement.

        (b) Amendment. This Agreement may be amended or modified only by a written instrument signed by the parties.

        (c) Waiver. The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party's full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

        (d) Successor and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employee, his heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

        (e) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts without regard to the conflict of law principles thereof.

        (f) Severability. This Agreement is intended to be severable. Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions, and the application of such portion, term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be valid and enforceable to the fullest extent permitted by applicable law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VALPEY-FISHER CORPORATION


By: /s/  Theodore S. Valpey, Jr.                Date: 9/3/09
    ----------------------------                      ------
Name:  Theodore S. Valpey, Jr.
Title: Chairman


/s/ Michael J. Ferrantino, Sr.                  Date: 9/3/09
------------------------------                        ------
Michael J. Ferrantino, Sr.

                              RETIREMENT AGREEMENT
                                      AND
                                GENERAL RELEASE

Schedule 1

Outstanding Options to Purchase Common Stock                    Option Exercise Price Per Share
--------------------------------------------                    -------------------------------

        1992 Stock Option Plan  249,560                                 $ 1.36
        1999 Stock Option Plan   94,124                                 $ 1.36
        2001 Stock Option Plan   39,161                                 $ 1.36
                                -------
               Total            382,845